Exhibit 99.1

Allegheny Technologies Announces Strong Second Quarter 2005 Results

    PITTSBURGH--(BUSINESS WIRE)--July 27, 2005--Allegheny Technologies Incorporated (NYSE:ATI):


   --  Record sales of $904.2 million
   --  Net income of $91.7 million, or $0.91 per share
   -- Operating profit increased to $142 million, or 15.7% of sales -- Segment operating margins as a percentage of sales:
       --  Flat-Rolled Products 10.6%
       --  High Performance Metals 25.4%
       --  Engineered Products 11.7%
   --  Cash flow from operations of $64.5 million for the quarter
   --  Net debt to total capitalization improved to 34.3%
   --  Cash on hand increased to $253 million


    Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the second quarter 2005 of $91.7 million, or $0.91 per share, on sales of $904.2 million.
    In the second quarter 2004, ATI reported net income of $26.6 million, or $0.31 per share, on sales of $646.5 million.
    Net income for the six months ended June 30, 2005, was $152.7 million, or $1.53 per share, on sales of $1,783.8 million, compared to a net loss of $23.8 million, or $(0.30) per share, on sales of $1,224.3 million for the first six months of 2004.
    "Second quarter results are another milestone that demonstrates the earnings potential of the transformed Allegheny Technologies. ATI revenue and operating profit reached all-time highs. Cash flow from operations was nearly $65 million even after further investments of over $100 million in managed working capital," said L. Patrick Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies.
    "Robust demand from the early stage recovery of the commercial aerospace market and another strong quarter from our exotic alloys business drove the High Performance Metals segment sales and operating profit to record levels. Our High Performance Metals segment operating margins exceeded 25% of sales.
    "Operating margins in our Flat-Rolled Products segment improved to nearly 11% of sales. Our high-value flat-rolled product mix was particularly strong due to demand for our flat-rolled nickel-based alloys, specialty steels, and titanium products from the oil and gas, electrical energy, aerospace, and chemical processing markets. Total flat-rolled shipments were less than the first quarter 2005 due to ongoing service center inventory reductions for certain stainless products.
    "Sales in our Engineered Products segment also reached record levels due to strong demand from the oil and gas, automotive, mining, and aerospace markets. Sales were aided by our April 2005 asset acquisition of Garryson Limited in the U.K. Segment operating margins were just under 12%.
    "We remain confident about the prospects for ATI and continue to build a foundation for further growth. As an example, sales of our nickel-based alloys, titanium alloys, exotic alloys, and high-value specialty steels reached 40% of ATI's sales during the first half 2005, compared to 35% of sales during the first half 2004. This represents an increase of $275 million in sales.
    "We believe our second half 2005 earnings performance will be similar to the first half 2005 earnings performance."
    Following on, Hassey said, "Demand for our High Performance Metals products is expected to remain robust. Demand for our Engineered Products is expected to remain very good. Overall, third quarter 2005 earnings are likely to be lower than the fourth quarter 2005 due primarily to normal seasonal slowing in the Flat-Rolled Products segment. We expect to see reduced shipments of stainless commodity products through most of the third quarter 2005 from continuing inventory management actions throughout the supply chain. We are taking action in our flat-rolled products business to reduce inventory and are encouraged by published reports that many global stainless steel producers also are adjusting their production to market demand. Cash flow from operations during the second half 2005 is expected to be very strong as earnings are no longer anticipated to be offset by considerable investments in managed working capital."


                                Three Months Ended  Six Months Ended
                                     June 30             June 30
                                               In Millions
                                --------------------------------------
                                  2005     2004      2005      2004
                                --------- -------- --------- ---------

Sales                             $904.2   $646.5  $1,783.8  $1,224.3

Net income (loss) excluding
 special gain                      $91.7   $(13.8)   $152.7    $(64.2)
Special gain, net(a)                   -    $40.4         -     $40.4
Net income (loss)                  $91.7    $26.6    $152.7    $(23.8)

                                Per Diluted Share   Per Diluted Share

Net income (loss) excluding
 special gain                      $0.91   $(0.17)    $1.53    $(0.78)
Special gain, net(a)                   -    $0.48         -     $0.48
Net income (loss)                  $0.91    $0.31     $1.53    $(0.30)

(a) Second quarter 2004 special gain, net was related to actions taken to control certain salaried retiree medical costs, net of costs associated with Allegheny Ludlum's new labor agreement and the J&L asset acquisition.


    Second Quarter 2005 Financial Highlights

    -- Sales were $904.2 million, 40% higher than the second quarter 2004. Sales increased 32% in the Flat-Rolled Products segment, 57% in the High Performance Metals segment, and 35% in the Engineered Products segment.

    -- Segment operating profit was $141.8 million, an increase of $103.7 million compared to the second quarter 2004, as a result of improved performance across all three business segments. Second quarter 2005 results included a LIFO inventory valuation reserve charge of $26.3 million, due primarily to higher titanium scrap and tungsten raw material costs. The LIFO inventory valuation reserve charge was $26.1 million in the second quarter 2004.

    --  Net income was $91.7 million, or $0.91 per share.

    -- Cash flow from operations was $59.8 million in the first half 2005 as significantly higher operating results more than offset the further investment of $222.5 million in managed working capital resulting from improved market conditions.

    --  Cash on hand was $253.2 million at June 30, 2005.

    --  Cost reductions, before the effects of inflation, totaled
        $37.0 million company-wide in the second quarter and $67.1 million for the first half of 2005. Our 2005 cost reduction goal is $100 million.

    Flat-Rolled Products Segment

    Market Conditions

    -- Demand was strong for nickel-based alloys, specialty steels, and titanium products from the oil and gas, electrical energy, aerospace, and chemical processing markets. Inventory management actions at service centers and in the supply chain resulted in reduced shipments for stainless sheet and engineered strip.

    Second quarter 2005 compared to second quarter 2004

    -- Sales increased 32% to $501.8 million primarily due to improved demand, higher base-selling prices, higher raw material surcharges, and higher shipments including those from the facilities acquired in June 2004. Total finished tons shipped increased by 14,360 tons, or 11%. Shipments of commodity products increased 18% while shipments of high-value products decreased 6%, primarily due to lower shipments of stainless engineered strip products, which offset strong shipments of nickel-based alloys, specialty steels, and titanium products. Average transaction prices, which include surcharges, were 12% higher for commodity products and 42% higher for high-value products.

    -- Segment operating income was $53.4 million, an increase of $33.4 million, primarily as a result of increased shipments, higher base-selling prices, additional surcharges, lower LIFO valuation reserve charges, and the benefits of gross cost reductions. Second quarter 2005 results had a LIFO inventory valuation reserve charge of $3.9 million compared to a $15.2 million charge for the 2004 second quarter.

    -- Results benefited from $26.6 million in gross cost reductions, before the effects of inflation.

    High Performance Metals Segment

    Market Conditions

    -- Demand for our titanium alloys, nickel-based superalloys, and vacuum-melted specialty steels remained strong from the aerospace, biomedical, and power generation markets. Our exotic alloys business continued to benefit from sustained high demand from government and medical markets, and from corrosion markets particularly in Asia.

    Second quarter 2005 compared to second quarter 2004

    -- Sales increased 57% to $301.6 million. Shipments increased 11% for titanium alloys, 14% for nickel-based and specialty steel alloys, and 7% for exotic alloys. Average selling prices increased 85% for titanium alloys, and 39% for nickel-based and specialty steel alloys, but declined 7% for exotic alloys primarily due to product mix.

    -- Operating profit was $76.6 million, an increase of $64.0 million, as a result of increased shipments for most products, higher selling prices, and the benefits of gross cost reductions. Raw material cost inflation and higher inventory levels resulted in a LIFO inventory valuation reserve charge of $17.3 million in the second quarter 2005 compared to a $6.1 million charge in same 2004 period.

    -- Results benefited from $8.9 million of gross cost reductions, before the effects of inflation.

    Engineered Products Segment

    Market Conditions

    -- Demand for our tungsten products was strong from the oil and gas, automotive, mining, and aerospace markets. Demand remained strong for our forged products from the Class 8 truck, and construction and mining markets. Demand for our cast products was strong from the transportation, wind energy, and oil and gas markets.

    Second quarter 2005 compared to second quarter 2004

    -- Sales improved 35% to $100.8 million due to higher selling prices and increased volume, including shipments from our U.K.-based ATI Garryson Limited cutting tool operations acquired in April.

    -- Operating profit improved to $11.8 million, a $6.3 million increase, due to higher sales volumes, improved pricing, and the benefits of gross cost reductions. Changes in raw material costs and inventory levels resulted in a LIFO inventory valuation reserve charge of $5.1 million in 2005 compared to a $4.8 million charge in 2004.

    -- Results benefited from $1.5 million of cost reductions, before the effects of inflation.

    -- As previously announced, on April 5, 2005 our ATI Metalworking Products operation acquired the assets of U.K.-based Garryson Limited, a leading producer of tungsten carbide burrs, rotary tooling, and specialty abrasive wheels and discs, for approximately $18 million in cash. Garryson had sales of over $30 million in 2004. Since the acquisition was accounted for as a purchase, second quarter results did not include operating profit on sales of the purchased Garryson inventory.

    Retirement Benefit Expense

    -- Retirement benefit expense declined to $20.0 million in the second quarter 2005 compared to $34.0 million in the second quarter 2004, primarily as a result of actions taken in the second quarter 2004 to control retiree medical costs and the favorable effect of the Medicare prescription drug legislation.

    -- For the second quarter 2005, retirement benefit expense included in cost of sales was $14.1 million, and in selling and administrative expenses was $5.9 million. For the second quarter 2004, retirement benefit expense included in cost of sales was $25.3 million, and in selling and administrative expenses was $8.7 million.

    Other Expenses

    -- Corporate expenses for the second quarter 2005 were $11.6 million compared to $8.9 million in the year-ago period. This increase is due primarily to expenses associated with performance-based incentive compensation programs.

    -- Excluding the effects of retirement benefit expense, selling and administrative expenses as a percentage of sales was 6.6% in the second quarter 2005 compared to 7.6% in the same 2004 period.

    -- Second quarter 2005 interest expense, net of interest income, increased to $10.6 million from $7.8 million in the year-ago period primarily related to interest associated with the financing of the June 2004 J&L asset acquisition and higher short-term interest rates.

    Income Taxes

    2005 results include a provision for income taxes of $3.0 million, which is principally related to foreign and state income taxes. No income tax provision or benefit was recognized in 2004. We maintain a valuation allowance for a major portion of our deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes". Future tax provisions or benefits will be recognized when taxable income exceeds net operating tax loss carry-forwards resulting in cash tax payments, or when tax losses, if any, are recoverable as cash refunds, or due to changes in our judgment regarding the realizability of our deferred tax assets.

    Cash Flow, Working Capital and Debt

    --  Cash on hand was $253.2 million at June 30, 2005.

    -- Cash flow from operations during the 2005 first half was $59.8 million as the significant improvement in operating earnings was partially offset by a $222.5 million investment in managed working capital.

    -- The investment in managed working capital resulted from a $74.5 million increase in accounts receivable, which reflects the significantly higher level of sales in the second quarter 2005 compared to the fourth quarter 2004, and a $149.7 million increase in inventory mostly as a result of higher raw material costs and increased business volumes, partially offset by a $1.7 million increase in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms.

    -- At June 30, 2005, managed working capital was 30.1% of annualized sales compared to 29.5% of annualized sales at year-end 2004. We define managed working capital as accounts receivable and gross inventories less accounts payable.

    -- Cash used in investing activities was $38.7 million in the 2005 first half and consisted primarily of capital expenditures of $19.8 million and $17.7 million for the acquisition of Garryson Limited.

    -- Cash used in financing activities was $18.7 million in the 2005 first half and included a decrease in net borrowings of $13.5 million and payment of dividends of $11.5 million, which were partially offset by $6.3 million of proceeds received from the exercise of stock options.

    -- Net debt as a percentage of total capitalization improved to 34.3% at June 30, 2005 from 43.8% at the end of 2004.

    -- There were no borrowings outstanding during 2005 or 2004 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

    New Accounting Pronouncement Adopted in 2005

    In the first quarter 2005, the Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment". Under the revised standard, companies may no longer account for share-based compensation transactions, such as stock options, restricted stock, and potential payments under programs such as our Total Shareholder Return plans, using the intrinsic value method as defined in APB Opinion No. 25. Instead, companies are required to account for such equity transactions using an approach in which the fair value of an award is estimated at the date of grant and recognized as an expense over the requisite service period. Compensation expense is adjusted for equity awards that do not vest because service or performance conditions are not satisfied. However, compensation expense already recognized is not adjusted if market conditions are not met, such as stock options expiring "out-of-the-money". We adopted the new standard using the modified prospective method and, beginning with the first quarter 2005, reflect compensation expense in accordance with the SFAS 123R transition provisions. Under the modified prospective method, the effect of the standard is recognized in the period of adoption and in future periods. Prior periods are not restated to reflect the impact of adopting the new standard at earlier dates.
    Second quarter 2005 compensation expense related to share-based incentive plans was $2.5 million compared to $8.9 million in the second quarter 2004. Second quarter 2005 share-based compensation expense includes $0.8 million related to expensing of stock options.

    Allegheny Technologies will conduct a conference call with investors and analysts on July 27, 2005, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve, including the commercial aerospace, construction and mining, automotive, electrical energy, chemical process industry and oil and gas, government, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products;
(e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) the other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2004, and other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $2.7 billion in 2004. ATI has approximately 9,000 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty materials solutions. Our principle markets are aerospace, construction and mining, chemical processing/oil & gas, food equipment and appliance, automotive, electrical energy, machine and cutting tools, and medical. Our products include nickel-based alloys and superalloys, titanium and titanium alloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, silicon and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.



Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited - Dollars in millions, except per share amounts)

                                    Three Months       Six Months
                                        Ended             Ended
                                       June 30           June 30
                                   --------------- -------------------
                                    2005    2004     2005      2004
                                   ------- ------- --------- ---------

Sales                              $904.2  $646.5  $1,783.8  $1,224.3
Costs and expenses:
      Cost of sales                 732.5   593.9   1,470.8   1,161.3
      Selling and administrative
       expenses                      65.4    57.8     132.2     111.5
      Curtailment gain, net of
       restructuring costs              -   (40.4)        -     (40.4)
                                   ------- ------- --------- ---------
Income (loss) before interest,
 other income (expense) and income
 taxes                              106.3    35.2     180.8      (8.1)
Interest expense, net               (10.6)   (7.8)    (21.0)    (16.0)
Other income (expense), net          (1.0)   (0.8)     (1.8)      0.3
                                   ------- ------- --------- ---------
Income (loss) before income tax
 provision                           94.7    26.6     158.0     (23.8)
Income tax provision                  3.0       -       5.3         -
                                   ------- ------- --------- ---------

Net income (loss)                   $91.7   $26.6    $152.7    $(23.8)
                                   ======= ======= ========= =========

Basic net income (loss) per common
 share                              $0.96   $0.33     $1.60    $(0.30)
                                   ======= ======= ========= =========

Diluted net income (loss) per
 common share                       $0.91   $0.31     $1.53    $(0.30)
                                   ======= ======= ========= =========

Weighted average common shares
 outstanding -- basic (millions)     95.8    80.6      95.6      80.5

Weighted average common shares
 outstanding -- diluted (millions)  100.3    84.6     100.1      80.5

Actual common shares outstanding--
 end of period (millions)            96.5    81.4      96.5      81.4


Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

                                    Three Months       Six Months
                                        Ended             Ended
                                       June 30           June 30
                                   --------------- -------------------
                                    2005    2004     2005      2004
                                   ------- ------- --------- ---------
Sales:
Flat-Rolled Products               $501.8  $379.2  $1,026.7    $708.8
High Performance Metals             301.6   192.5     564.3     371.2
Engineered Products                 100.8    74.8     192.8     144.3
                                   ------- ------- --------- ---------

Total External Sales               $904.2  $646.5  $1,783.8  $1,224.3
                                   ======= ======= ========= =========

Operating Profit:

Flat-Rolled Products                $53.4   $20.0     $92.6      $9.0
% of Sales                           10.6%    5.3%      9.0%      1.3%

High Performance Metals              76.6    12.6     140.1      20.4
% of Sales                           25.4%    6.5%     24.8%      5.5%

Engineered Products                  11.8     5.5      23.0       9.3
% of Sales                           11.7%    7.4%     11.9%      6.4%
                                   ------- ------- --------- ---------

    Operating Profit                141.8    38.1     255.7      38.7

% of Sales                           15.7%    5.9%     14.3%      3.2%

Corporate expenses                  (11.6)   (8.9)    (21.9)    (14.5)

Interest expense, net               (10.6)   (7.8)    (21.0)    (16.0)
                                   ------- ------- --------- ---------
Subtotal                            119.6    21.4     212.8       8.2

Curtailment gain, net of
 restructuring costs                    -    40.4         -      40.4

Other expenses, net of gains
 on asset sales                      (4.9)   (1.2)    (14.6)     (2.4)

Retirement benefit expense          (20.0)  (34.0)    (40.2)    (70.0)
                                   ------- ------- --------- ---------

Income (loss) before
    income taxes                    $94.7   $26.6    $158.0    $(23.8)
                                   ======= ======= ========= =========


Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                               June 30,   December 31,
                                                 2005         2004
                                             ------------ ------------
ASSETS

Current Assets:
Cash and cash equivalents                         $253.2       $250.8
Accounts receivable, net of allowances for
 doubtful accounts of $8.7 and $8.4 at
 June 30, 2005 and December 31, 2004,
 respectively                                      435.4        357.9
Inventories, net                                   628.7        513.0
Prepaid expenses and
 other current assets                               34.6         38.5
                                             ------------ ------------
   Total current assets                          1,351.9      1,160.2

Property, plant and equipment, net                 701.4        718.3
Cost in excess of net assets acquired              203.9        205.3
Deferred pension asset                             122.3        122.3
Deferred income taxes                               61.6         53.0
Other assets                                        64.2         56.6
                                             ------------ ------------

Total Assets                                    $2,505.3     $2,315.7
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                  $277.0       $271.2
Accrued liabilities                                203.6        192.2
Short term debt and current portion of
 long-term debt                                     20.2         29.4
                                             ------------ ------------
   Total current liabilities                       500.8        492.8

Long-term debt                                     548.1        553.3
Accrued postretirement benefits                    468.9        472.7
Pension liabilities                                269.9        240.9
Other long-term liabilities                        114.7        130.1
                                             ------------ ------------
Total liabilities                                1,902.4      1,889.8
                                             ------------ ------------

Total stockholders' equity                         602.9        425.9
                                             ------------ ------------

Total Liabilities and Stockholders' Equity      $2,505.3     $2,315.7
                                             ============ ============


Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited--Dollars in millions)
                                                         Six Months
                                                            Ended
                                                           June 30
                                                       ---------------
                                                        2005    2004
                                                       ------- -------
Operating Activities:

     Net income (loss)                                 $152.7  $(23.8)

     Non-cash curtailment gain and restructuring
       charges, net                                         -   (45.6)
     Depreciation and amortization                       37.0    37.9
     Change in pension assets/liabilities                29.0    34.8
     Change in managed working capital                 (222.5) (110.9)
     Accrued liabilities and other                       63.6   129.2
                                                       ------- -------
Cash provided by operating activities                    59.8    21.6
                                                       ------- -------
Investing Activities:
     Purchases of property, plant and equipment         (19.8)  (25.2)
     Acquisition of business                            (17.7)   (7.5)
     Asset disposals and other                           (1.2)    1.0
                                                       ------- -------
Cash used in investing activities                       (38.7)  (31.7)
                                                       ------- -------
Financing Activities:
     Net decrease in debt                               (13.5)   (3.2)
     Dividends paid                                     (11.5)   (4.9)
     Exercises of stock options                           6.3     2.6
                                                       ------- -------
Cash used in financing activities                       (18.7)   (5.5)
                                                       ------- -------
Increase (decrease) in cash and cash equivalents          2.4   (15.6)
Cash and cash equivalents at beginning of period        250.8    79.6
                                                       ------- -------
Cash and cash equivalents at end of period             $253.2   $64.0
                                                       ======= =======


Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

                               Three Months Ended   Six Months Ended
                                     June 30             June 30
                               ------------------- -------------------
                                  2005      2004      2005      2004
                                --------  --------  --------  --------
Volume:
  Flat-Rolled Products
   (finished tons)              148,118   133,758   320,905   258,745
                                --------  --------  --------  --------
    Commodity                   109,844    92,838   239,786   179,854
    High value                   38,274    40,920    81,119    78,891
  High Performance Metals
   (000's lbs.)
    Nickel-based and
     specialty steel alloys       9,866     8,644    20,215    17,588
    Titanium mill products        6,304     5,656    12,441    10,679
    Exotic alloys                 1,155     1,082     2,182     2,267

Average Prices:
  Flat-Rolled Products (per
   finished ton)               $  3,383  $  2,832  $  3,193  $  2,738
    Commodity                  $  2,444  $  2,189  $  2,390  $  2,101
    High value                 $  6,077  $  4,291  $  5,566  $  4,190
  High Performance Metals
   (per lb.)
    Nickel-based and specialty
     steel alloys              $  11.34  $   8.15  $  10.54  $   7.94
    Titanium mill products     $  20.72  $  11.20  $  19.07  $  11.30
    Exotic alloys              $  38.69  $  41.41  $  39.53  $  38.75


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

                                           June 30,      December 31,
                                             2005            2004
                                       --------------- ---------------

Accounts receivable                            $435.4          $357.9
Inventory                                       628.7           513.0
Accounts payable                               (277.0)         (271.2)
                                       --------------- ---------------
Subtotal                                        787.1           599.7

Allowance for doubtful accounts                   8.7             8.4
LIFO reserve                                    256.0           223.9
Corporate and other                              30.9            20.6
                                       --------------- ---------------
Managed working capital                      $1,082.7          $852.6
                                       =============== ===============

Annualized prior 2 months
  sales                                      $3,591.9        $2,887.0
                                       =============== ===============

Managed working capital as a
 % of annualized sales                           30.1%           29.5%

June 30, 2005 change in managed
 working capital                               $230.1
Acquisition of managed working capital           (7.6)
                                       ---------------
Net change in managed working capital          $222.5
                                       ===============


As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.


Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Unaudited - Dollars in millions)

                                               June 30,   December 31,
                                                 2005         2004
                                             ------------ ------------

Total debt                                        $568.3       $582.7
Less: Cash                                        (253.2)      (250.8)
                                             ------------ ------------
Net debt                                          $315.1       $331.9

Net debt                                          $315.1       $331.9
Stockholders' equity                               602.9        425.9
                                             ------------ ------------
Total capital                                     $918.0       $757.8

Net debt to capital ratio                           34.3%        43.8%
                                             ============ ============


In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004